Exhibit 4.4

VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”) is made and entered into as of this 13th day of July, 2020, by and among BioAtla, Inc., a Delaware corporation (the “Company”), each holder of the Company’s Series D Preferred Stock, $0.0001 par value per share (“Series D Preferred Stock”) (also referred to herein as the “Preferred Stock”), listed on Schedule A (together with any subsequent investors, or transferees, who become parties hereto as “Investors” pursuant to Subsections 6.1(a) or 6.2 below, the “Investors”) and Himalaya Parent LLC, a Delaware limited liability company (“Himalaya”) and those certain indirect beneficial owners of the Company’s Common Stock, $0.0001 par value per share (“Common Stock”) listed on Schedule B (together with any subsequent stockholders or option holders, or any transferees, who become parties hereto as “Key Holders” pursuant to Subsections 6.1(b) or 6.2 below, the “Key Holders”, and together collectively with the Investors, the “Stockholders”).

RECITALS

A. Concurrently with the execution of this Agreement, the Company and the Investors are entering into a Series D Preferred Stock Purchase Agreement (as amended from time to time, the “Purchase Agreement”) providing for the sale of shares of Series D Preferred Stock by the Company and in connection with that agreement the parties desire to provide the Investors with the right, among other rights, to designate the election of certain members of the board of directors of the Company (the “Board”) in accordance with the terms of this Agreement.

B. The Certificate of Incorporation of the Company (the “Certificate of Incorporation”) provides that (a) the holders of record of the shares of the Company’s Series D Preferred Stock, exclusively and as a separate class, shall be entitled to elect three (3) directors of the Company; and (b) the holders of record of the Company’s Common Stock and of any other class or series of voting stock (including the Series D Preferred Stock), voting together as a single class on an as-converted basis, shall be entitled to elect the balance of the total number of directors of the Company.

C. The parties desire to enter into this Agreement to set forth their agreements and understandings with respect to how shares of the Company’s capital stock held by them will be voted.

NOW, THEREFORE, the parties agree as follows:

1. Voting Provisions Regarding Board of Directors.

1.1. Size of the Board. Each Stockholder agrees to vote, or cause to be voted, all Shares (as defined below) owned by such Stockholder, or over which such Stockholder has voting control or the right to direct voting, from time to time and at all times, in whatever manner as shall be necessary to ensure that the size of the Board shall be set and remain at seven (7) directors. For purposes of this Agreement, the term “Shares” shall mean and include any securities of the Company the holders of which are entitled to vote for members of the Board, including without limitation, all shares of Common Stock and Series D Preferred Stock by whatever name called, now owned or subsequently acquired by a Stockholder, however acquired, whether through stock splits, stock dividends, reclassifications, recapitalizations, similar events or otherwise.

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1.2. Board Composition. Each Stockholder agrees to vote, or cause to be voted, all Shares owned by such Stockholder, or over which such Stockholder has voting control or the right to direct voting, from time to time and at all times, in whatever manner as shall be necessary to ensure that at each annual or special meeting of stockholders at which an election of directors is held or pursuant to any written consent of the stockholders, the following persons shall be elected to the Board:

(a) One (1) person designated by Soleus Private Equity Fund I, L.P. (“Soleus”), which individual shall initially be Guy Levy (the “Soleus Designee”), for so long as Soleus and its Affiliates continue to own beneficially at least twenty-five percent (25%) of the shares of Common Stock (including shares of Common Stock issued or issuable upon conversion of Preferred Stock) purchased by Soleus as of the date hereof, which number is subject to appropriate adjustment for all stock splits, dividends, combinations, recapitalizations and the like.

(b) One (1) person designated by HBM Healthcare Investments (Cayman) Ltd. (“HBM”), which individual shall initially be Dr. Priyanka Belawat (the “HBM Designee”), for so long as HBM and its Affiliates continue to own beneficially at least twenty-five percent (25%) of the shares of Common Stock (including shares of Common Stock issued or issuable upon conversion of Preferred Stock) purchased by HBM as of the date hereof, which number is subject to appropriate adjustment for all stock splits, dividends, combinations, recapitalizations and the like.

(c) One (1) person to be designated by the holders of a majority of the Series D Preferred Stock after the Initial Closing (as defined in the Purchase Agreement), (the “Series D Designee” and collectively with the Soleus Designee and the HBM Designee, the “Series D Designees”), for so long as at least 25% of the shares of Series D Preferred Stock outstanding as of the date hereof (subject to appropriate adjustment for all stock splits, dividends, combinations, recapitalizations and the like) remain outstanding.

(d) Scott Smith, for so long as Scott Smith remains an officer of the Company.

(e) Jay Short, for so long as Jay Short remains an officer or Chairman of the Company.

(f) One (1) person who previously served on the board of managers of the Company’s predecessor, BioAtla, LLC, a Delaware limited liability company, as designated by Jay Short, which individual shall initially be Lawrence Steinman (the “Legacy Designee”), provided, that if the Legacy Designee is no longer serving as a director, any replacement of the Legacy Designee (which replacement shall not be required to have previously served on the board of managers of BioAtla, LLC) must be approved by two (2) of the three (3) Series D Designees, and provided further, that if two (2) of the three (3) Series D Designees do not so approve or affirmatively disapprove of any Legacy Designee within thirty (30) days after notice of such Legacy Designee’s nomination, the Legacy Designee shall be designated by Jay Short without any approval by the Series D Designees.

(g) One (1) person who is mutually acceptable to Jay Short and at least two (2) of the three (3) Series D Designees, which designation shall be unfilled as of the date hereof.

To the extent that any of clauses (a) through (g) above shall not be applicable, any member of the Board who would otherwise have been designated in accordance with the terms thereof shall instead be voted upon by all the Stockholders of the Company entitled to vote thereon in accordance with, and pursuant to, the Certificate of Incorporation.

For purposes of this Agreement, an individual, firm, corporation, partnership, association, limited liability company, trust or any other entity (collectively, a “Person”) shall be deemed an “Affiliate” of another Person who, directly or indirectly, controls, is controlled by, or is under common control with, such Person, including, without limitation, any general partner, managing member, officer, director or trustee of such Person, or any limited liability company, limited partnership, investment fund or registered investment company now or hereafter existing that is controlled by one or more general partners, managers, managing members or investment advisors of, or shares the same management company or investment advisor with, such Person; any wholly-owned subsidiary of such Person; or any direct or indirect wholly-owned subsidiary of the ultimate parent entity of such Person; provided, however, that (i) each Janus Investor shall be deemed to be an “Affiliate” of each other Janus Investor, and (ii) an entity that is an “Affiliate” of a Janus Investor (other than pursuant to the foregoing subpart (i)) shall not be deemed to be an “Affiliate” of any other Janus Investor unless such entity is a Janus Investor (and, for the avoidance of doubt, an “Affiliate” of such entity shall not be deemed an “Affiliate” of any Janus Investor solely by virtue of being an “Affiliate” of such entity). For the purposes of this Agreement, the term “Janus Investors” shall mean Investors, or permitted transferees of Shares held by Janus Investors, that are advisory or subadvisory clients of Janus Capital Management LLC, including, but not limited to, Janus Henderson Global Life Sciences Fund, Janus Henderson Capital Funds Plc—Janus Henderson Global Life Sciences Fund, and Janus Henderson Biotech Innovation Master Fund Limited.

1.3. Failure to Designate a Board Member. In the absence of any designation from the Persons or groups with the right to designate a director as specified above, the director previously designated by them and then serving shall be re-elected if still eligible to serve as provided herein.

1.4. Removal of Board Members. Each Stockholder also agrees to vote, or cause to be voted, all Shares owned by such Stockholder, or over which such Stockholder has voting control or the right to direct voting, from time to time and at all times, in whatever manner as shall be necessary to ensure that:

(a) no director elected pursuant to Subsections 1.2 or 1.3 of this Agreement may be removed from office other than for cause unless (i) such removal is directed or approved by the affirmative vote of the Person entitled under Subsection 1.2 to designate that director, or (ii) the Person(s) originally entitled to designate or approve such director or occupy such Board seat pursuant to Subsection 1.2 is no longer so entitled to designate or approve such director or occupy such Board seat;

(b) any vacancies created by the resignation, removal or death of a director elected pursuant to Subsections 1.2 or 1.3 shall be filled pursuant to the provisions of this Section 1; and

(c) upon the request of any party entitled to designate a director as provided in Subsections 1.2(a) through (e) to remove such director, such director shall be removed.

All Stockholders agree to execute any written consents required to perform the obligations of this Agreement, and the Company agrees at the request of any party entitled to designate directors to call a special meeting of stockholders for the purpose of electing directors.

1.5. No Liability for Election of Recommended Directors. No Stockholder, nor any Affiliate of any Stockholder, shall have any liability as a result of designating a person for election as a director for any act or omission by such designated person in his or her capacity as a director of the Company, nor shall any Stockholder have any liability as a result of voting for any such designee in accordance with the provisions of this Agreement.

2. Vote to Increase Authorized Common Stock. Each Stockholder agrees to vote or cause to be voted all Shares owned by such Stockholder, or over which such Stockholder has voting control or the right to direct voting, from time to time and at all times, in whatever manner as shall be necessary to (a) increase the number of authorized shares of Preferred Stock from time to time to ensure that there will be sufficient shares of Preferred Stock necessary for issuances of any Pre-IPO Make-Whole Shares that may be required to be issued to the Purchasers (as such terms are defined in the Purchase Agreement) from time to time pursuant to the Purchase Agreement and (b) increase the number of authorized shares of Common Stock from time to time to ensure that there will be sufficient shares of Common Stock (i) available for conversion of all of the shares of Preferred Stock outstanding at any given time and (ii) necessary for issuances of any Post-IPO Make-Whole Shares (as such term is defined in the Purchase Agreement) that may be required to be issued to the Purchasers from time to time pursuant to the Purchase Agreement.

3. Drag-Along Right.

3.1. Definitions. A “Sale of the Company” shall mean either: (a) a transaction or series of related transactions in which a Person, or a group of related Persons, acquires from stockholders of the Company shares representing more than fifty percent (50%) of the outstanding voting power of the Company (a “Stock Sale”); or (b) a transaction that qualifies as a “Deemed Liquidation Event” as defined in the Certificate of Incorporation.

3.2. Actions to be Taken. In the event that (i) the holders of a majority of the Series D Preferred Stock, voting separately (the “Selling Investors”), and (ii) a majority of the Board, which majority must include the affirmative vote of at least two (2) of the three (3) Series D Designees, approve a Sale of the Company in writing, specifying that this Section 3 shall apply to such transaction, then each Stockholder and the Company hereby agree:

(a) if such transaction requires stockholder approval, with respect to all Shares that such Stockholder owns or over which such Stockholder otherwise exercises voting power, to vote (in person, by proxy or by action by written consent, as applicable) all Shares in favor of, and adopt, such Sale of the Company (together with any related amendment or restatement to the Certificate of Incorporation required in order to implement such Sale of the Company) and to vote in opposition to any and all other proposals that could reasonably be expected to delay or impair the ability of the Company to consummate such Sale of the Company;

(b) if such transaction is a Stock Sale, to sell the same proportion of shares of capital stock of the Company beneficially held by such Stockholder as is being sold by the Selling Investors to the Person to whom the Selling Investors propose to sell their Shares, and, except as permitted in Subsection 3.3 below, on the same terms and conditions as the Selling Investors;

(c) to execute and deliver all related documentation and take such other action in support of the Sale of the Company as shall reasonably be requested by the Company or the Selling Investors in order to carry out the terms and provision of this Section 3, including, without limitation, executing and delivering instruments of conveyance and transfer, and any purchase agreement, merger agreement, indemnity agreement, escrow agreement, consent, waiver, governmental filing, share certificates duly endorsed for transfer (free and clear of impermissible liens, claims and encumbrances) and any similar or related documents;

(d) not to deposit, and to cause their Affiliates not to deposit, except as provided in this Agreement, any Shares of the Company owned by such party or Affiliate in a voting trust or subject any Shares to any arrangement or agreement with respect to the voting of such Shares, unless specifically requested to do so by the acquiror in connection with the Sale of the Company;

(e) to refrain from exercising any dissenters’ rights or rights of appraisal under applicable law at any time with respect to such Sale of the Company;

(f) if the consideration to be paid in exchange for the Shares pursuant to this Section 3 includes any securities and due receipt thereof by any Stockholder would require under applicable law (x) the registration or qualification of such securities or of any Person as a broker or dealer or agent with respect to such securities or (y) the provision to any Stockholder of any information other than such information as a prudent issuer would generally furnish in an offering made solely to “accredited investors” as defined in Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”), the Company may cause to be paid to any such Stockholder in lieu thereof, against surrender of the Shares which would have otherwise been sold by such Stockholder, an amount in cash equal to the fair value (as determined in good faith by the Board) of the securities which such Stockholder would otherwise receive as of the date of the issuance of such securities in exchange for the Shares; and

(g) in the event that the Selling Investors, in connection with such Sale of the Company, appoint a stockholder representative (the “Stockholder Representative”) with respect to matters affecting the Stockholders under the applicable definitive transaction agreements following consummation of such Sale of the Company, (x) to consent to (i) the appointment of such Stockholder Representative, (ii) the establishment of any applicable escrow, expense or similar fund in connection with any indemnification or similar obligations, and (iii) the payment of such Stockholder’s pro rata portion (from the applicable escrow or expense fund or otherwise) of any and all reasonable fees and expenses to such Stockholder Representative in connection with such Stockholder Representative’s services and duties in connection with such Sale of the

Company and its related service as the representative of the Stockholders, and (y) not to assert any claim or commence any suit against the Stockholder Representative or any other Stockholder with respect to any action or inaction taken or failed to be taken by the Stockholder Representative in connection with its service as the Stockholder Representative, absent fraud or willful misconduct.

3.3. Exceptions. Notwithstanding the foregoing, a Stockholder will be required to comply with Subsection 3.2 above in connection with any proposed Sale of the Company (the “Proposed Sale”) only if:

(a) any representations and warranties to be made by such Stockholder in connection with the Proposed Sale are limited to representations and warranties related to authority, ownership and the ability to convey title to such Shares, including, but not limited to, representations and warranties that (i) the Stockholder holds all right, title and interest in and to the Shares such Stockholder purports to hold, free and clear of all liens and encumbrances, (ii) the obligations of the Stockholder in connection with the transaction have been duly authorized, if applicable, (iii) the documents to be entered into by the Stockholder have been duly executed by the Stockholder and delivered to the acquirer and are enforceable (subject to customary limitations) against the Stockholder in accordance with their respective terms and (iv) neither the execution and delivery of documents to be entered into by the Stockholder in connection with the transaction, nor the performance of the Stockholder’s obligations thereunder, will cause a breach or violation of the terms of any agreement to which the Stockholder is a party, or any law or judgment, order or decree of any court or governmental agency that applies to the Stockholder;

(b) the Stockholder shall not be liable for the inaccuracy or breach of any representation or warranty made by any other Person in connection with the Proposed Sale, other than the Company (except to the extent that funds may be paid out of an escrow established to cover breach of representations, warranties and covenants of the Company as well as breach by any stockholder of any of identical representations, warranties and covenants provided by all stockholders);

(c) the liability for indemnification, if any, of such Stockholder in the Proposed Sale and for the inaccuracy of any representations and warranties made by the Company or its Stockholders in connection with such Proposed Sale, is several and not joint with any other Person (except to the extent that funds may be paid out of an escrow established to cover breach of representations, warranties and covenants of the Company as well as breach by any stockholder of any of identical representations, warranties and covenants provided by all stockholders), and is pro rata in proportion to, and does not exceed, the amount of consideration paid to such Stockholder in connection with such Proposed Sale;

(d) liability shall be limited to such Stockholder’s applicable share (determined based on the respective proceeds payable to each Stockholder in connection with such Proposed Sale in accordance with the provisions of the Certificate of Incorporation) of a negotiated aggregate indemnification amount that applies equally to all Stockholders but that in no event exceeds the amount of consideration otherwise payable to such Stockholder in connection with such Proposed Sale, except with respect to claims related to fraud by such Stockholder, the liability for which need not be limited as to such Stockholder;

(e) upon the consummation of the Proposed Sale, (i) each holder of each class or series of capital stock of the Company will receive the same form of consideration for their shares of such class or series as is received by other holders in respect of their shares of such same class or series of stock and if any holders of any capital stock of the Company are given a choice as to the form of consideration to be received as a result of the Proposed Sale, all holders of such capital stock will be given the same option, (ii) each holder of a series of Preferred Stock will receive the same amount of consideration per share of such series of Preferred Stock as is received by other holders in respect of their shares of such same series, (iii) each holder of Common Stock will receive the same amount of consideration per share of Common Stock as is received by other holders in respect of their shares of Common Stock, and (iv) unless the holders of at least a majority of the Preferred Stock voting together as a single class on an as-converted basis, elect to receive a lesser amount by written notice given to the Company at least ten (10) days prior to the effective date of any such Proposed Sale, the aggregate consideration receivable by all holders of the Preferred Stock and Common Stock shall be allocated among the holders of Preferred Stock and Common Stock on the basis of the relative liquidation preferences to which the holders of each respective series of Preferred Stock and the holders of Common Stock are entitled in a Deemed Liquidation Event (assuming for this purpose that the Proposed Sale is a Deemed Liquidation Event) in accordance with the Company’s Certificate of Incorporation in effect immediately prior to the Proposed Sale; provided, however, that, notwithstanding the foregoing, if the consideration to be paid in exchange for the Key Holder’s Shares or Investor’s Shares, as applicable, pursuant to this Subsection 3.3(e) includes any securities and due receipt thereof by any Key Holder or Investor would require under applicable law (x) the registration or qualification of such securities or of any person as a broker or dealer or agent with respect to such securities or (y) the provision to any Key Holder or Investor of any information other than such information as a prudent issuer would generally furnish in an offering made solely to “accredited investors” as defined in Regulation D promulgated under the Securities Act, the Company may cause to be paid to any such Key Holder or Investor in lieu thereof, against surrender of the Key Holder’s Shares or Investor’s Shares, as applicable, which would have otherwise been sold by such Key Holder or Investor, an amount in cash equal to the fair value (as determined in good faith by the Company) of the securities which such Key Holder or Investor would otherwise receive as of the date of the issuance of such securities in exchange for the Key Holder Shares or Investor’s Shares, as applicable;

(f) subject to clause (e) above, requiring the same form of consideration to be available to the holders of any single class or series of capital stock, if any holders of any capital stock of the Company are given an option as to the form and amount of consideration to be received as a result of the Proposed Sale, all holders of such capital stock will be given the same option; provided, however, that nothing in this Subsection 3.3(f) shall entitle any holder to receive any form of consideration that such holder would be ineligible to receive as a result of such holder’s failure to satisfy any condition, requirement or limitation that is generally applicable to the Company’s stockholders;

(g) with respect to any Stockholder who is not an officer or employee of the Company, such Stockholder is not required to (i) agree to any covenant not to compete, exclusivity covenant, covenant not to solicit or similar restrictive covenant or (ii) execute a general release (other than a release limited to claims solely in the Stockholder’s capacity as a holder of shares of capital stock of the Company), in connection with the Proposed Sale;

(h) in connection with the Proposed Sale such Stockholder and its Affiliates are not required to extend or terminate any contractual or other relationship with the Company, the acquirer, or their respective Affiliates, except that the Stockholder may be required to agree to terminate the investment-related documents between or among such Stockholder, that Company, and/or other stockholders of the Company;

(i) such Stockholder shall not be obligated to make any out-of-pocket expenditures prior to the consummation of the Proposed Sale (excluding modest expenditures for postage, copies, etc.) or to pay any expenses incurred in connection with the consummation of the Proposed Sale, except indirectly to the extent such costs are incurred for the benefit of all of the Company’s stockholders and are paid by the Company or the acquiring party; provided, that costs incurred by or on behalf of any Stockholder for its sole benefit will not be considered costs of the transaction thereunder; and

(j) the agreement and plan of merger or similar or related document governing the Proposed Sale (together, the “Merger Agreement”) will, by its terms, prohibit any amendment to be made to the terms of the Merger Agreement that are contrary to the conditions set forth in this Section 3 after the Merger Agreement has been executed or adopted by a vote or written consent of the stockholders of the Company.

3.4. Restrictions on Sales of Control of the Company. No Stockholder shall be a party to any Stock Sale unless (a) all holders of Preferred Stock are allowed to participate in such transaction(s) and (b) the consideration received pursuant to such transaction is allocated among the parties thereto in the manner specified in the Certificate of Incorporation in effect immediately prior to the Stock Sale (as if such transaction(s) were a Deemed Liquidation Event), unless the holders of at least the requisite percentage required to waive treatment of the transaction(s) as a Deemed Liquidation Event pursuant to the terms of the Certificate of Incorporation elect to allocate the consideration differently by written notice given to the Company at least 10 days prior to the effective date of any such transaction or series of related transactions.

4. Remedies.

4.1. Covenants of the Company. The Company agrees to use its best efforts, within the requirements of applicable law, to ensure that the rights granted under this Agreement are effective and that the parties enjoy the benefits of this Agreement. Such actions include, without limitation, the use of the Company’s best efforts to cause the nomination and election of the directors as provided in this Agreement.

4.2. Irrevocable Proxy and Power of Attorney. Each party to this Agreement hereby constitutes and appoints as the proxies of the party and hereby grants a power of attorney to the Chief Executive Officer and the President of the Company, with respect to the matters set forth in Subsection 1.2(a) through (g), the party entitled to designate the director in question and a designee of the Selling Investors, and each of them, with full power of substitution, with respect to the matters set forth herein, including without limitation, election of persons as members of the Board in accordance with Section 1 hereto, votes to increase authorized shares pursuant to Section 2 hereof and votes regarding any Sale of the Company pursuant to Section 3 hereof, and hereby authorizes each of them to represent and to vote, if and only if the party (i) fails to vote or (ii) attempts to vote (whether by proxy, in person or by written consent), in a manner which is inconsistent with the terms of this Agreement, all of such party’s Shares in favor of the election of persons as members of the Board determined pursuant to and in accordance with Section 1 of this Agreement or the increase of authorized shares or approval of any Sale of the Company pursuant to and in accordance with the terms and provisions of Sections 2 and 3, respectively, of this Agreement or to take any action necessary to effect Sections 2 and 3, respectively, of this Agreement. Each of the proxy and power of attorney granted pursuant to the immediately preceding sentence is given in consideration of the agreements and covenants of the Company and the parties in connection with the transactions contemplated by this Agreement and, as such, each is coupled with an interest and shall be irrevocable unless and until this Agreement terminates or expires pursuant to Section 5 hereof. Each party hereto hereby revokes any and all previous proxies or powers of attorney with respect to the Shares and shall not hereafter, unless and until this Agreement terminates or expires pursuant to Section 5 hereof, purport to grant any other proxy or power of attorney with respect to any of the Shares, deposit any of the Shares into a voting trust or enter into any agreement (other than this Agreement), arrangement or understanding with any person, directly or indirectly, to vote, grant any proxy or give instructions with respect to the voting of any of the Shares, in each case, with respect to any of the matters set forth herein.

4.3. Specific Enforcement. Each party acknowledges and agrees that each party hereto will be irreparably damaged in the event any of the provisions of this Agreement are not performed by the parties in accordance with their specific terms or are otherwise breached. Accordingly, it is agreed that each of the Company and the Stockholders shall be entitled to an injunction to prevent breaches of this Agreement, and to specific enforcement of this Agreement and its terms and provisions in any action instituted in any court of the United States or any state having subject matter jurisdiction.

4.4. Remedies Cumulative. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

5. Term. This Agreement shall be effective as of the date hereof and shall continue in effect until and shall terminate upon the earliest to occur of (a) the consummation of the Company’s first underwritten public offering of its Common Stock (other than a registration statement relating either to the sale of securities to employees of the Company pursuant to its stock option, stock purchase or similar plan or an SEC Rule 145 transaction); (b) the consummation of a Sale of the Company, other than an Asset Sale (as defined in the Certificate of Incorporation), and distribution of proceeds to the Stockholders in accordance with the Certificate of Incorporation; provided that the provisions of Section 3 hereof will continue after the closing of any Sale of the Company to the extent necessary to enforce the provisions of Section 3 with respect to such Sale of the Company; and (c) termination of this Agreement in accordance with Subsection 6.8 below.

6. Miscellaneous.

6.1. Additional Parties.

(a) Notwithstanding anything to the contrary contained herein, if the Company issues additional shares of Preferred Stock to a purchaser who is not already an Investor hereunder after the date hereof, as a condition to the issuance of such shares, the Company shall require that any such purchaser become a party to this Agreement by executing and delivering (i)

the Adoption Agreement attached to this Agreement as Exhibit A, or (ii) a counterpart signature page hereto agreeing to be bound by and subject to the terms of this Agreement as an Investor and Stockholder hereunder. In either event, each such person thereafter shall be deemed an Investor and Stockholder for all purposes under this Agreement.

(b) In the event that after the date of this Agreement, the Company enters into an agreement with any Person to issue shares of capital stock to such Person (other than to a purchaser of Preferred Stock described in Subsection 6.1(a) above), following which such Person shall hold Shares constituting one percent (1%) or more of the Company’s then outstanding capital stock (treating for this purpose all shares of Common Stock issuable upon exercise of or conversion of outstanding options, warrants or convertible securities, as if exercised and/or converted or exchanged), then the Company shall cause such Person, as a condition precedent to entering into such agreement, to become a party to this Agreement by executing an Adoption Agreement in the form attached hereto as Exhibit A, agreeing to be bound by and subject to the terms of this Agreement as a Stockholder and thereafter such person shall be deemed a Stockholder for all purposes under this Agreement.

6.2. Transfers. Each transferee or assignee of any Shares subject to this Agreement shall continue to be subject to the terms hereof, and, as a condition precedent to the Company’s recognizing such transfer, each transferee or assignee shall agree in writing to be subject to each of the terms of this Agreement by executing and delivering an Adoption Agreement substantially in the form attached hereto as Exhibit A. Upon the execution and delivery of an Adoption Agreement by any transferee, such transferee shall be deemed to be a party hereto as if such transferee were the transferor and such transferee’s signature appeared on the signature pages of this Agreement and shall be deemed to be an Investor and Stockholder, or Key Holder and Stockholder, as applicable. The Company shall not permit the transfer of the Shares subject to this Agreement on its books or issue a new certificate representing any such Shares unless and until such transferee shall have complied with the terms of this Subsection 6.2. Each certificate, instrument, or book entry representing the Shares subject to this Agreement if issued on or after the date of this Agreement shall be notated by the Company with the legend set forth in Subsection 6.12.

6.3. Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors, assigns, heirs, executors, administrators and other legal representatives of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors, assigns, heirs, executors, administrators and other legal representatives any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement. The rights of any Investor under this Agreement may be assigned, in whole or in part, to any Affiliate in connection with the transfer of the related Shares by such Investor to such Affiliate.

6.4. Governing Law. This Agreement and any controversy arising out of or relating to this Agreement shall be governed by and construed in accordance with the General Corporation Law of the State of Delaware as to matters within the scope thereof, and as to all other matters shall be governed by and construed in accordance with the internal laws of the State of Delaware, without regard to its principles of conflicts of laws.

6.5. Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

6.6. Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

6.7. Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or: (a) personal delivery to the party to be notified, (b) when sent, if sent by electronic mail or facsimile during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after the business day of deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their address as set forth on the signature pages, or to such email address, facsimile number or address as subsequently modified by written notice given in accordance with this Subsection 6.7. If notice is given to the Company, a copy shall also be sent to Dechert LLP, 1900 K Street NW, Washington, DC 20006, Attn: David E. Schulman and if notice is given to Stockholders, a copy, which shall not constitute notice, shall also be given to such counsel as may appear with such Investor’s address on the signature pages attached to the Purchase Agreement.

Notwithstanding any of the foregoing, with respect to HBM Healthcare Investments (Cayman) Ltd., only a nationally recognized courier service (such as FedEx or DHL) shall be used to effectuate the delivery of any notices pursuant to this Subsection 6.7, and such notice or other communication for purpose of this Agreement shall not be treated as effective or having been given if some other delivery method is utilized; provided, however, that if such notice is being sent internationally, it shall not be deemed defective if such courier does not deliver such notice on the next business day following deposit (provided that such notice shall be deemed delivered on the date of delivery by such courier service), and provided further, that HBM may agree to receive notice in some other manner set forth in this Subsection 6.7 by written election; and a copy (which shall not constitute notice) shall also be sent to Sidley Austin LLP, 1999 Avenue of the Stars, 17th Floor, Los Angeles, California 90067, Attention: Mehdi Khodadad.

6.8. Consent Required to Amend, Modify, Terminate or Waive. This Agreement may be amended, modified or terminated and the observance of any term hereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a written instrument executed by (a) the Company; (b) the Key Holders holding a majority of the shares of Common Stock then held by the Key Holders; and (c) the holders of at least a majority of the shares of Common Stock issued or issuable upon conversion of the shares of Preferred Stock held by the Investors (voting as a single class and on an as-converted basis). Notwithstanding the foregoing:

(a) this Agreement may not be amended, modified or terminated and the observance of any term of this Agreement may not be waived with respect to any Investor or Key Holder without the written consent of such Investor or Key Holder, unless such amendment, modification, termination or waiver applies to all Investors or Key Holders, as the case may be, in the same fashion;

(b) the consent of the Key Holders shall not be required for any amendment, modification, termination or waiver if such amendment, modification, termination or waiver either (i) is not directly applicable to the rights of the Key Holders hereunder or (ii) does not adversely affect the rights of the Key Holders in a manner that is different than the effect on the rights of the other parties herein;

(c) Schedule A hereto may be amended by the Company from time to time in accordance with the Purchase Agreement to add information regarding Additional Purchasers (as defined in the Purchase Agreement) without the consent of the other parties hereto;

(d) any provision hereof may be waived by the waiving party on such party’s own behalf, without the consent of any other party;

(e) Subsection 1.2(a) of this Agreement and this Subsection 6.8(e) shall not be amended, modified, terminated or waived without the written consent of Soleus;

(f) Subsection 1.2(b) of this Agreement and this Subsection 6.8(f) shall not be amended, modified, terminated or waived without the written consent of HBM;

(g) Subsection 1.2(c) of this Agreement and this Subsection 6.8(g) shall not be amended, modified, terminated or waived without the written consent of the holders of at least a majority of the shares of Common Stock issued or issuable upon conversion of the shares of Preferred Stock held by the Investors (voting as a single class and on an as-converted basis);

(h) Subsection 1.2(d), (e), (f) and (g) of this Agreement and this Subsection 6.8(h) shall not be amended, modified, terminated or waived without the written consent of the Key Holders holding a majority of the shares of Common Stock then held by Key Holders who are at such time providing services to the Company as an officer, director, employee or consultant; and

(i) Notwithstanding Subsection 6.8(a) of this Agreement, neither Subsection 3.3 of this Agreement nor any subsection thereof shall be amended, modified, terminated or waived as it applies to any Investor without the written consent of (i) the holders of the majority of shares held by such affected Investors, including Soleus so long as Soleus holds any Shares and HBM so long as HBM holds any Shares, and the Janus Investors so long as the Janus Investors hold any Shares, (ii) the holders of a majority of shares held by the Key Holders, and (iii) solely with respect to Subsections 3.3(g)—(i) and this Subsection 6.8(i) of this Agreement, such Subsections shall not be amended, modified, terminated or waived without the written consent of Pfizer Venture (US) LLC; and

(j) None of the definition of “Affiliate” (as it pertains to the Janus Investors), the definition of “Janus Investors”, or this Section 6.8(j) of this Agreement shall be amended, modified, terminated or waived in a manner that would be adverse to the Janus Investors without the prior written consent of the Janus Investors.

The Company shall give prompt written notice of any amendment, modification, termination, or waiver hereunder to any party that did not consent in writing thereto. Any amendment, modification, termination or waiver effected in accordance with this Subsection 6.8 shall be binding on each party and all of such party’s successors and permitted assigns, whether or not any such party, successor or assignee entered into or approved such amendment, termination or waiver. For purposes of this Subsection 6.8, the requirement of a written instrument may be satisfied in the form of an action by written consent of the Stockholders circulated by the Company and executed by the Stockholder parties specified, whether or not such action by written consent makes explicit reference to the terms of this Agreement.

6.9. Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default previously or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

6.10. Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

6.11. Entire Agreement. This Agreement (including the Exhibits hereto), the Certificate of Incorporation and the other Transaction Agreements (as defined in the Purchase Agreement) constitute the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled.

6.12. Legend on Share Certificates. Each certificate, instrument, or book entry representing any Shares issued after the date hereof shall be notated by the Company with a legend reading substantially as follows:

“THE SHARES REPRESENTED HEREBY ARE SUBJECT TO A VOTING AGREEMENT, AS MAY BE AMENDED FROM TIME TO TIME, (A COPY OF WHICH MAY BE OBTAINED UPON WRITTEN REQUEST FROM THE COMPANY), AND BY ACCEPTING ANY INTEREST IN SUCH SHARES THE PERSON ACCEPTING SUCH INTEREST SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF THAT VOTING AGREEMENT, INCLUDING CERTAIN RESTRICTIONS ON TRANSFER AND OWNERSHIP SET FORTH THEREIN.”

The Company, by its execution of this Agreement, agrees that it will cause the certificates evidencing the Shares issued after the date hereof to be notated with the legend required by this Subsection 6.12 of this Agreement, and it shall supply, free of charge, a copy of this Agreement to any holder of such Shares upon written request from such holder to the Company at its principal office. The parties to this Agreement do hereby agree that the failure to cause the certificates, instruments, or book entry evidencing the Shares to be notated with the legend required by this Subsection 6.12 herein and/or the failure of the Company to supply, free of charge, a copy of this Agreement as provided hereunder shall not affect the validity or enforcement of this Agreement.

6.13. Stock Splits, Stock Dividends, etc. In the event of any issuance of Shares of the Company’s voting securities hereafter to any of the Stockholders (including, without limitation, in connection with any stock split, stock dividend, recapitalization, reorganization, or the like), such Shares shall become subject to this Agreement and shall be notated with the legend set forth in Subsection 6.12.

6.14. Manner of Voting. The voting of Shares pursuant to this Agreement may be effected in person, by proxy, by written consent or in any other manner permitted by applicable law. For the avoidance of doubt, voting of the Shares pursuant to the Agreement need not make explicit reference to the terms of this Agreement.

6.15. Further Assurances. At any time or from time to time after the date hereof, the parties agree to cooperate with each other, and at the request of any other party, to execute and deliver any further instruments or documents and to take all such further action as the other party may reasonably request in order to evidence or effectuate the consummation of the transactions contemplated hereby and to otherwise carry out the intent of the parties hereunder.

6.16. Dispute Resolution. The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the state courts of Delaware and to the jurisdiction of the United States District Court for the District of Delaware for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the state courts of Delaware or the United States District Court for the District of Delaware, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

6.17. WAIVER OF JURY TRIAL: EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS, THE SECURITIES OR THE SUBJECT MATTER HEREOF OR THEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT

BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

6.18. Costs of Enforcement. If any party to this Agreement seeks to enforce its rights under this Agreement by legal proceedings, the non-prevailing party shall pay all costs and expenses incurred by the prevailing party, including, without limitation, all reasonable attorneys’ fees.

6.19. Aggregation of Stock. All Shares held or acquired by a Stockholder and/or its Affiliates shall be aggregated together for the purpose of determining the availability of any rights under this Agreement, and such Affiliated persons may apportion such rights as among themselves in any manner they deem appropriate.

6.20. Spousal Consent. If any individual Stockholder is married on the date of this Agreement, such Stockholder’s spouse shall execute and deliver to the Company a consent of spouse in the form of Exhibit B hereto (“Consent of Spouse”), effective on the date hereof. Notwithstanding the execution and delivery thereof, such consent shall not be deemed to confer or convey to the spouse any rights in such Stockholder’s Shares that do not otherwise exist by operation of law or the agreement of the parties. If any individual Stockholder should marry or remarry subsequent to the date of this Agreement, such Stockholder shall within thirty (30) days thereafter obtain his/her new spouse’s acknowledgement of and consent to the existence and binding effect of all restrictions contained in this Agreement by causing such spouse to execute and deliver a Consent of Spouse acknowledging the restrictions and obligations contained in this Agreement and agreeing and consenting to the same.

6.21. Other Business Activities of Investors. The Company hereby agrees and acknowledges that the Investors (together with their Affiliates) are in the business of venture capital and/or private equity investing, review the business plans and related proprietary information of, and invest in, many enterprises, including enterprises which may have products or services which compete directly or indirectly with those of the Company (as currently conducted or as currently proposed to be conducted). Nothing in this Agreement or any other agreement related to the transactions contemplated by this Agreement (collectively, the “Transaction Agreements”) shall preclude or in any way restrict the Investors from investing or participating in any particular enterprise, whether or not such enterprise has products or services that compete with those of the Company. Further, the Company, each Investor, and each Stockholder acknowledges and agrees that (i) certain of the Investors (or the Affiliates of such Investors) (each, a “Strategic Investor”) may presently have, or may engage in the future in, internal development programs, or may receive information from third parties that relates to, and may develop and commercialize products independently or in cooperation with such third parties, that are similar to or that are directly or indirectly competitive with, the Company’s development programs, products or services, and (ii) any employee of such Strategic Investor serving on the Board is serving in such capacity at the request, and for the benefit, of the Company. Accordingly, such Strategic Investor’s designation of any individual to the Board (the “Board Designee”), the service of such Board Designee on the Board, or the exercise by such Strategic Investor of any rights under this Agreement or any of the Transaction Agreements, shall not in any way preclude or restrict such

Strategic Investor from conducting any development program, commercializing any product or service or otherwise engaging in any enterprise, whether or not such development program, product, service or enterprise, competes with those of the Company, so long as such activities do not result in a violation of the confidentiality provisions of this Agreement or any other Transaction Agreement. Nothing herein or in any other Transaction Agreement shall be construed to impose on such Strategic Investor or any Board Designee any restriction, duty or obligation other than as expressly set forth herein or therein.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Voting Agreement as of the date first written above.

BIOATLA, INC.

By:	/s/ Jay Short
Name:	Jay Short
Title:	Chief Executive Officer

Address:	11805 Torreyana Road San Diego, CA 92121

[Signature Page to Voting Agreement]

KEY HOLDERS:

Jay Short, PhD

By:	/s/ Jay Short
Name:	Jay Short
Title:	Chief Executive Officer

Address:	11805 Torreyana Road San Diego, CA 92121

[Signature Page to Voting Agreement]

KEY HOLDERS:

Carolyn Short

By:	/s/ Carolyn Short
Name:	Carolyn Short

Address:	11805 Torreyana Road San Diego, CA 92121

[Signature Page to Voting Agreement]

KEY HOLDERS:

Scott Smith

By:	/s/ Scott Smith
Name:	Scott Smith

Address:	11805 Torreyana Road San Diego, CA 92121

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KEY HOLDERS:

HIMALAYA PARENT LLC

By:	/s/ Jay Short
Name:	Jay Short
Title:	Chief Executive Officer

Address:	11805 Torreyana Road
San Diego, CA 92121

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KEY HOLDERS:

BIOTECH INVESTMENT GROUP, LLC

By:	/s/ Masood Tayebi
Name:	Masood Tayebi
Title:	Managing Member

Address:	7310 Miramar Road Suite 500
San Diego, CA 92126

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INVESTOR:

SOLEUS PRIVATE EQUITY FUND I, L.P.

By: Soleus Private Equity GP I, LLC, its General Partner

By:	/s/ Steven Musumeci
Name:	Steven Musumeci
Title:	Chief Operating Officer

Address:	Soleus Private Equity Fund I, L.P.
104 Field Point Road, Second
Floor
Greenwich, CT 06830

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INVESTOR:

HBM HEALTHCARE INVESTMENTS (CAYMAN) LTD.

By:	/s/ Jean-Marc LeSieur
Name:	Jean-Marc LeSieur
Title:	Director

Address:	Governors Square, Suite #4-212-2
23 Lime Tree Bay Avenue
West Bay
Grand Cayman, Cayman Islands

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INVESTOR:

ZONE II HEALTHCARE HOLDINGS, LLC

By: Farallon Capital Management, L.L.C., its Manager

By:	/s/ Philip Dreyfuss
Name:	Philip Dreyfuss
Title:	Managing Member

Address:	c/o Farallon Capital Management,
L.L.C.
One Maritime Plaza, Suite 2100
San Francisco, CA 94111
Attn: Philip Dreyfuss
Email:
pdreyfuss@faralloncapital.com
And
Email:
generalcounsel@faralloncapital.com

[Signature Page to Voting Agreement]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INVESTOR:

CORMORANT GLOBAL HEALTHCARE MASTER FUND, LP

By: Cormorant Global Healthcare GP, LLC

By:	/s/ Bihua Chen
Name:	Bihua Chen
Title:	Managing Member of the GP

Address:	200 Clarendon Street, 52nd Floor
Boston, MA 02116

[Signature Page to Voting Agreement]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INVESTOR:

CORMORANT PRIVATE HEALTHCARE FUND II, LP

By: Cormorant Private Healthcare GP II, LLC

By:	/s/ Bihua Chen
Name:	Bihua Chen
Title:	Managing Member of the GP

Address:	200 Clarendon Street, 52nd Floor
Boston, MA 02116

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INVESTOR:

667, L.P.

By: BAKER BROS. ADVISORS LP,
management company and investment
advisor to 667, L.P., pursuant to authority
granted to it by Baker Biotech Capital, L.P.,
general partner to 667, L.P., and not as the
general partner.

By:	/s/ Scott Lessing
Name:	Scott Lessing
Title:	President

Address:	860 Washington St, 3rd Floor
New York, NY 10014

[Signature Page to Voting Agreement]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INVESTOR:

BAKER BROTHERS LIFE SCIENCES, L.P.

By: BAKER BROS. ADVISORS LP,
management company and investment
advisor to Baker Brothers Life Sciences,
L.P., pursuant to authority granted to it by
Baker Brothers Life Sciences Capital, L.P.,
general partner to Baker Brothers Life
Sciences, L.P., and not as the general
partner.

By:	/s/ Scott Lessing
Name:	Scott Lessing
Title:	President

Address:	860 Washington St, 3rd Floor
New York, NY 10014

[Signature Page to Voting Agreement]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INVESTOR:

A.M. PAPPAS LIFE SCIENCE VENTURES V, LP

By:	AMP&A Management V, LLC, its General Partner

By:	/s/ Arthur M. Pappas

Name:	Arthur M. Pappas
Title:	CEO & Managing Partner

Address:	c/o Matthew Boyer
Pappas Capital, LLC
2520 Meridian Parkway, Suite 400
Durham, NC 27713
mboyer@pappas-capital.com
(919) 998-3300

[Signature Page to Voting Agreement]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INVESTOR:

PV V CE FUND, LP

By:	AMP&A Management V, LLC, its General Partner

By:	/s/ Arthur M. Pappas

Name:	Arthur M. Pappas
Title:	CEO & Managing Partner

Address:	c/o Matthew Boyer
Pappas Capital, LLC
2520 Meridian Parkway, Suite 400
Durham, NC 27713
mboyer@pappas-capital.com
(919) 998-3300

[Signature Page to Voting Agreement]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INVESTOR:

JANUS HENDERSON GLOBAL LIFE SCIENCES FUND

By:	Janus Capital Management LLC, its investment advisor

By:	/s/ Andrew Acker

Name:	Andrew Acker
Title:	Authorized Signatory

Address:	c/o Janus Capital Management LLC
151 Detroit Street
Denver, CO 80206

With a copy (which shall not constitute notice) to:
Perkins Coie LLP
3150 Porter Drive
Palo Alto, CA 94306
Attn: Adrian Rich
Email: arich@perkinscoie.com

[Signature Page to Voting Agreement]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INVESTOR:

JANUS HENDERSON BIOTECH INNOVATION MASTER FUND LIMITED FUND

By:	Janus Capital Management LLC, its investment advisor

By:	/s/ Andrew Acker

Name:	Andrew Acker
Title:	Authorized Signatory

Address:	c/o Janus Capital Management LLC
151 Detroit Street
Denver, CO 80206

With a copy (which shall not constitute notice) to:
Perkins Coie LLP
3150 Porter Drive
Palo Alto, CA 94306
Attn: Adrian Rich
Email: arich@perkinscoie.com

[Signature Page to Voting Agreement]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INVESTOR:

JANUS HENDERSON CAPITAL FUNDS PLC ON BEHALF OF ITS SERIES JANUS HENDERSON GLOBAL LIFE SCIENCES FUND

By:	Janus Capital Management LLC, its investment advisor

By:	/s/ Andrew Acker

Name:	Andrew Acker
Title:	Authorized Signatory

Address:	c/o Janus Capital Management LLC
151 Detroit Street
Denver, CO 80206

With a copy (which shall not constitute notice) to:
Perkins Coie LLP
3150 Porter Drive
Palo Alto, CA 94306
Attn: Adrian Rich
Email: arich@perkinscoie.com

[Signature Page to Voting Agreement]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INVESTOR:

BOXER CAPITAL, LLC

By:	/s/ Aaron Davis

Name:	Aaron Davis
Title:	Chief Executive Officer

Address:	11682 El Camino Real, Suite 320
San Diego, CA 92130

[Signature Page to Voting Agreement]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INVESTOR:

MVA INVESTORS, LLC

By:	/s/ Aaron Davis

Name:	Aaron Davis
Title:	Chief Executive Officer

Address:	11682 El Camino Real, Suite 320
San Diego, CA 92130

[Signature Page to Voting Agreement]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INVESTOR:

PFIZER VENTURES (US) LLC

By:	/s/ Barbara Dalton, Ph.D.

Name:	Barbara Dalton, Ph. D.
Title:	President, Pfizer Ventures (US) LLC

Address:	Andrew J. Muratore, Esq.
Pfizer Inc.
235 East 42nd Street
New York, NY 10017

[Signature Page to Voting Agreement]

SCHEDULE B

KEY HOLDERS

Jay Short
Carolyn Short
Scott Smith
Biotech Investment Group, LLC
Himalaya Parent LLC